As filed with the Securities and Exchange Commission on May 23, 2007.

Registration No. 333-_________

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D. C. 20549

____________

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

____________

DYNAMIC LEISURE CORPORATION

(Exact Name of Registrant as Specified in Its Charter)

Minnesota	41-1508703
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

5680A W. CYPRESS STREET

TAMPA, FL 33607

(Address of Principal Executive Offices)

____________

DYNAMIC LEISURE CORPORATION 2007 STOCK OPTION/STOCK ISSUANCE PLAN

(Full Title of the Plan)

DANIEL G. BRANDANO

CHIEF EXECUTIVE OFFICER

5680A W. CYPRESS STREET

TAMPA, FL 33607

(813) 877-6300

(Name, Address and Telephone Number of Agent for Service)

____________

with copies to:

Crone Rozynko LLP

101 Montgomery Street, Suite 1950

San Francisco, CA 94104

(415) 955-8900

CALCULATION OF REGISTRATION FEE

Title Of Securities To Be Registered	Amount To Be Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, $0.001 par value to be issued under the 2007 Stock Option/Stock Issuance Plan (1)	5,500,000	$0.65	$3,575,000	$109.75

(1)

Pursuant to Rule 416 under the Securities Act of 1933, to the extent additional shares of our Common Stock may be issued or issuable as a result of a stock split or other distribution declared at any time by our Board of Directors while this Registration Statement is in effect, this Registration Statement is hereby deemed to cover all such additional shares of Common Stock.

(2)

Estimated solely for the purpose of determining the registration fee and computed pursuant to Rule 457(c) and Rule 457(h)(1) and based upon the average of the high and low sale prices on May 18, 2007 as reported by the Over The Counter Bulletin Board.

Part I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

EXPLANATORY NOTE

This Registration Statement on Form S-8 relates to the Registrant’s 2007 Stock Option/Stock Issuance Plan (the “2007 Plan”).

In accordance with the Note to Part I of Form S-8, the information specified by Part I of S-8 has been omitted from this Registration Statement on Form S-8. Such information will be sent or given to participants in the 2007 Plan described herein as specified by Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”). Although such documents are not being filed with the Securities and Exchange Commission, they constitute (along with the documents incorporated by reference into this Registration Statement pursuant to Item 3 of Part II hereof) a prospectus that meets the requirements of Section 10(a) of the Securities Act.

Part II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents By Reference.

The following documents, which have been filed by Dynamic Leisure Corporation (the “Company” or “Registrant”), with the Securities and Exchange Commission (the “Commission”) are incorporated herein by reference in this Registration Statement:

(a)	The Registrant’s annual report on Form 10-KSB for the fiscal year ended December 31, 2006 filed on April 2, 2007;

(b)	The Registrant’s quarterly report on Form 10-QSB for the quarter ended March 31, 2007 filed on May 21, 2007;

(c)	The Registrant’s current reports on Form 8-K filed on January 12, 2007, March 9, 2007 and March 15, 2007;

(d)

The description of the Registrant’s common stock, par value $0.01 per share, contained in the Registration Statement on Form SB-2 (File No. 333-139438) filed December 18, 2006, including any further amendments or reports filed hereafter for purposes of updating such description.

All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date hereof and prior to the filing of a post-effective amendment which indicates that all securities offered hereunder have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein will be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is, or is deemed to be, incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not Applicable.

Item 5. Interests of Named Experts and Counsel.

The validity of the securities registered hereby is being passed upon for Dynamic Leisure Corporation by Crone Rozynko LLP, counsel to the Company. As of the effective date of this registration statement, partners and employees of Crone Rozynko LLP, have received options exercisable for an aggregate of 850,000 shares of the Company’s common stock.

Item 6. Indemnification of Officers and Directors.

Section 302A.521, subdivision 2, of the Minnesota Statutes requires the Company to indemnify a person made or threatened to be made a party to a proceeding by reason of the former or present official capacity of the person with respect to the Company, against judgments, penalties, fines, including, without limitation, excise taxes assessed against the person with respect to an employee benefit plan, settlements, and reasonable expenses, including attorneys’ fees and disbursements, incurred by the person in connection with the proceeding with respect to the same acts or omissions if such person (1) has not been indemnified by another organization or employee benefit plan for the same judgments, penalties or fines; (2) acted in good faith; (3) received no improper personal benefit, and statutory procedure has been followed in the case of any conflict of interest by a director; (4) in the case of a criminal proceeding, had no reasonable cause to believe the conduct was unlawful; and (5) in the case of acts or omissions occurring in the person’s performance in the official capacity of director or, for a person not a director, in the official capacity of officer, board committee member or employee, reasonably believed that the conduct was in the best interests of the Company, or, in the case of performance by a director, officer or employee of the Company involving service as a director, officer, partner, trustee, employee or agent of another organization or employee benefit plan, reasonably believed that the conduct was not opposed to the best interests of the Company. In addition, Section 302A.521, subdivision 3, requires payment by the Company, upon written request, of reasonable expenses in advance of final disposition of the proceeding in certain instances. A decision as to required indemnification is made by a disinterested majority of the board of directors present at a meeting at which a disinterested quorum is present, or by a designated committee of the board, by special legal counsel, by the shareholders, or by a court.

Our Amended and Restated Bylaws also authorize the Company to indemnify any director, officer or agent of the Company, or any other person, to the full extent permitted by law. This indemnification may include the right to be paid the expenses incurred in defending any action, suit or proceeding in advance of its final disposition. Our Amended and Restated Bylaws require the Company to indemnify directors, officers or employees in connection with certain actions, suits or proceedings, subject to certain limitations.

Any repeal or modification of our Amended and Restated Articles of Incorporation shall be prospective only and shall not adversely affect any right or protection of our directors or officers existing at the time of a repeal or modification for any breach covered by the Amended and Restated Articles of Incorporation which occurred prior to such repeal or modification.

The Company has also obtained on behalf of its directors and executive officers insurance against losses arising from claim asserted against or incurred by such individual in any such capacity, subject to certain exclusions.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, we have been informed that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

Item 7. Exemption from Registration Claimed.

Not Applicable.

Item 8. Exhibits.

See Exhibit Index immediately following the signature page.

Item 9. Undertakings.

A.             The undersigned registrant hereby undertakes:

(1)          To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement;

(i)           To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)          To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

(iii)        To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraphs A(1)(i) and A(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2)          That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)          To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B.            The undersigned registrant hereby undertakes that, for purposes of determining liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C.            Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Tampa, Florida, on May 22, 2007.

Dynamic Leisure Corporation

By:	/s/ Daniel G. Brandano
Daniel G. Brandano
Chief Executive Officer
(Principal Executive Officer)

POWER OF ATTORNEY

Each person whose signature appears below hereby severally constitutes and appoints Daniel G. Brandano , as his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution for him and in his name, place and stead, in any and all capacities to sign any and all amendments to this registration statement on Form S-8, including any post-effective amendments hereto, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that each said attorney-in-fact and agents or any of them or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement on Form S-8 has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Daniel G. Brandano
Daniel G. Brandano	Director, Chief Executive Officer and Chief Financial Officer (Principal Executive Officer and Principal Financial and Accounting Officer)	May 22, 2007

/s/ Eric H. Winston
Eric H. Winston	Director	May 22, 2007

/s/ Ben J. Dyer
Ben J. Dyer	Director	May 22, 2007

/s/ David Shapiro
David Shapiro	Director	May 22, 2007

EXHIBIT INDEX

Exhibit Number	Description

3.1

Amended and Restated Articles of Incorporation incorporated herein by reference from Registrant’s registration statement on Form SB-2, filed with the Securities and Exchange Commission on August 23, 2004.

3.2

Articles of Amendment Designating Series A Preferred Stock incorporated by reference from the Company’s Current Report on Form 8-K, filed with the Securities and Exchange Commission on January 23, 2006.

3.3

Certificate of Amendment of Amended Articles of Incorporation incorporated by reference to the Company’s Current Report on Form 8-K, filed with the Securities and Exchange Commission on February 3, 2006.

3.4	Articles of Correction incorporated by reference to the Company’s Current Report on Form 8-K, filed with the Securities and Exchange Commission on March 3, 2006.

3.5	Bylaws incorporated by reference from the Company’s registration statement on Form SB-2, filed with the Securities and Exchange Commission on February 6, 2004.

5.1*	Opinion of Crone Rozynko LLP as to the legality of the securities registered hereunder.

10.1*	Dynamic Leisure Corporation 2007 Equity Incentive Plan.

23.1*	Consent of Independent Auditors.

23.3*	Consent of Crone Rozynko LLP (contained in Opinion of Crone Rozynko LLP, filed as Exhibit 5.1 herewith).

24.1*	Power of Attorney (set forth on the signature page to this Registration Statement).

* Filed herewith.